Exhibit 99.1

International Headquarters
4787 Levy Street
Montreal, Quebec, H4R 2P9
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:
Laurie W. Little
949-461-6002
laurie.little@valeant.com

VALEANT PHARMACEUTICALS ANNOUNCES MANAGEMENT CHANGE

Montreal, Quebec — September 13, 2012 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) announced today that Rajiv De Silva, Valeant’s President and Chief Operating Officer of Specialty Pharmaceuticals, will be leaving the Company to pursue other interests. Mr. De Silva will remain with the Company through the remainder of the year, when the integration planning efforts related to its announced acquisition of Medicis Pharmaceutical Corporation (NYSE: MRX) are expected to have been completed.  Mr. De Silva will be a core member of the team leading these integration planning efforts. In addition, we expect that a number of Medicis executives would accept positions with Valeant after the acquisition has been completed.

“The Board of Directors and I appreciate the significant contributions Rajiv has made these past few years since joining me on this journey to create a new pharmaceutical operating model,” said J. Michael Pearson, chairman and chief executive officer.  “Under Rajiv’s leadership, we have become a leader in the U.S. dermatology space and transformed our operations in Canada and Australia. And although his leadership will be missed, the company has created and developed a strong management team with Rajiv’s assistance that I am confident will lead us successfully through this transition period and into the future.”

“The last four years at Valeant has been an extraordinary experience,” said Rajiv De Silva.  “It has been a privilege to work with Mike, other members of the management team, and the Board on this journey.”

About Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology , neurology and branded generics.  More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.

Caution Regarding Forward-Looking Information

This press release may contain forward-looking statements, including, but not limited to, statements regarding the integration of Valeant and Medicis, the timing of certain executives remaining with Valeant or joining Valeant, and the operation of the specialty pharmaceuticals organization. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company's most recent annual or quarterly report filed with the Securities and Exchange Commission ("SEC") and other risks and uncertainties detailed from time to time in the Company's filings with the SEC and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

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